Exhibit 99.4

                   CONTINENTAL AIRLINES, INC.

                      Offer to Exchange its
       10.22% Series B Senior Unsecured Sinking Fund Notes
                        due July 1, 2000
  which have been registered under the Securities Act of 1933, as amended
               for any and all of its Outstanding
       10.22% Series A Senior Unsecured Sinking Fund Notes
                        due July 1, 2000

To Our Clients:

     Enclosed for your consideration is a Prospectus, dated May [__], 1996 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") of Continental Airlines, Inc. (the "Company") to exchange its registered 10.22% Series B Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series B Notes") for any and all of its outstanding 10.22% Series A Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series A Notes"), upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of September 29, 1995, between the Company and the initial holders of the Series A Notes.

     This material is being forwarded to you as the beneficial owner of the Series A Notes carried by us in your account but not registered in your name. A tender of such Series A Notes may only be made by us as the holder of record and pursuant to your instructions.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Series A Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Series A Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on [__], 1996 (the "Expiration Date") (20 business days following the commencement of the Exchange Offer), unless extended by the Company. Any Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time on the Expiration Date.

     Your attention is directed to the following:

     1.   The Exchange Offer is for any and all Series A Notes.

     2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange
Offer - Conditions."

     3.   Any transfer taxes incident to the transfer of Series A
Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

     4. The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date unless extended by the Company.
If you wish to have us tender your Series A Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Series A Notes.